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                                                                      EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT

                     Reeds Jewelers of North Carolina, Inc.
                         Reeds Corporate Services, Inc.
                         Reeds Financial Services, Inc.
                         Reeds Insurance Services, Ltd.